Exhibit 21.1

Subsidiaries of Nexstar Broadcasting, Inc.

None.

Subsidiaries of Nexstar Broadcasting Group, Inc.

Nexstar Finance Holdings, Inc. (direct)

Nexstar Broadcasting, Inc. (indirect)

Subsidiaries of Mission Broadcasting, Inc.

None.